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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of United Dominion Realty Trust, Inc. for the registration of $1,000,000,000 of its debt securities, preferred stock and common stock and to the incorporation by reference therein of our report dated January 31, 2002 (except for Notes 13 and 14, as to which the date is November 27, 2002), with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Current Report on Form 8-K filed on December 3, 2002 with the Securities and Exchange Commission.


ERNST & YOUNG LLP

Richmond, Virginia
December 2, 2002